Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S8 of Diageo plc of our report dated 01 August 2024 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Diageo plc’s Annual Report on Form 20-F for the year ended 30 June 2024.

/s/ PricewaterhouseCoopers LLP

London, United Kingdon

11 April 2025